Quest Resource Corporation Update of
                    Operations and Second Quarter Results for
                                Fiscal Year 2005

OKLAHOMA CITY, Oklahoma; February 24, 2005 - Quest Resource Corporation (OTC:QRCP) has filed its second quarter report on Form 10-QSB containing financial and operating results for the quarter ending November 30, 2004.

The Company has changed from a fiscal year to a calendar year reporting entity and will file a transitional report on Form 10-KSB on or before March 31, 2005, containing financial and operational results for the 7 month transitional period ended December 31, 2004.

Quest Focus for 2005

The Company's focus for 2005 is to maximize its daily gas production. Three strategies have been initiated to accomplish this goal. First, the Company will concentrate on the significant number of wells that were drilled last year, but that have not yet been connected to the Company's gas gathering pipeline systems. Second, a significant well re-completion project has begun. The Company has approximately 300 wells producing gas from one or two productive coal or shale zones; however, as many as five to seven separate coal or shale zones are productive in the area. Based on extensive methane gas desorption work performed by Quest personnel, management believes that a significant amount of gas is present in these additional coal and shale formations. A well re-completion target of 25 wells per month has been established for 2005. It is management's view that this re-completion strategy has the potential to be a very cost effective method to increase production and add additional reserves. Third, beginning in the second quarter of 2005, the Company plans to drill approximately 150 additional wells during 2005.

Operational Update

Since January 1, 2004, the Company has drilled 489 wells with only 2 wells having been plugged and abandoned. Approximately 850 wells company-wide are in production and the Company's gas gathering pipeline systems consist of approximately 1,000 miles. Estimated proved reserves on May 31, 2004, were 133.6 bcf with a PV-10 valuation of $243.6 million. The estimated proved reserves on December 1, 2004, were 157.9 bcf with a PV-10 valuation of $289.6 million, which reflects an increase of 18.4%.

The Company planned and initiated a major gas pipeline construction project in the Cherokee Basin in late summer of 2004. The project involves the construction of gas pipeline systems including gas trunk lines and gas gathering pipelines ranging in sizes from 20" to 6". This project totals approximately 110 miles and the Company currently expects to complete the project within the next 30 days.

During the first six months of the Company's fiscal year, 111 wells were placed into production. Since December 2004, an additional 92 gas wells have been placed into production and the Company currently anticipates connecting an additional 138 wells before the end of March 2005.

We are pleased with the magnitude of increased gas production as a result of the pipeline and well completion activities. The average daily gross gas production for November 2004 was


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32,453 mcf.  Currently,  the gross daily gas production has averaged  35,000 mcf since the 11th of February 2005. Many of the new wells are continuing to increase their daily rates of gas production.

Review Second Quarter Financial Results

Selected financial data is provided below in a comparative format for the second quarter of the current and prior fiscal year.

                           QUEST RESOURCE CORPORATION
                       SELECT FINANCIAL AND OPERATING DATA
                        For The Quarter Ended November 30


Selected Income Data                                     2004         2003
Total Revenue                                        $10,691,000   $ 3,714,000
Net Income (Loss)                                    $(5,956,000)  $   773,000
Net Income (Loss) Per Share Basic                    $     (0.42)  $      0.06
Net Income (Loss) Per Share Diluted                  $     (0.42)  $      0.05
Operating Income                                     $ 2,997,000   $ 1,165,000
Operating Income Per Share Diluted                   $      0.21   $       .07
EBITDA *1                                            $ 6,037,000   $ 1,945,000
EBITDA Per Share Diluted*1                           $      0.43   $      0.12
Weighted Average Shares Outstanding Basic             14,160,024    14,008,352
Weighted Average Shares Outstanding Diluted *2        14,160,024    15,607,955

*1 EBITDA, which is Earnings before interest, income taxes and depreciation, depletion and amortization expense, is presented because it is used by us for, among other things, determining compliance with certain bank covenants, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

            Reconciliation of Net Income Before Cumulative Effect of
                           Accounting Change to EBITDA
                        For the Quarter Ended November 30

                                                    2004          2003
Net Income (Loss)                               $(5,954,000   $   775,000
Interest Expense, Net                             4,335,000       477,000
Income Tax Expense (Benefit)                        (54,000)      516,000
Depreciation, Depletion & Amortization Expense    3,040,000       780,000
Change in Derivative Fair Value                   4,670,000      (603,000)
                                                  ---------     ---------
EBITDA                                          $ 6,037,000   $ 1,945,000

*2 The numbers reflected in the table take into account the effect of outstanding warrants, convertible debentures, and convertible preferred stock.

Amendment to Credit Agreement and Issuance of Additional Subordinated Notes

The Company's primary operating subsidiary, Quest Cherokee, LLC, and its lenders entered into an amendment and waiver of Quest Cherokee's Credit Agreement on February 22, 2005, whereby compliance with certain covenants were waived for the quarter and amended for future


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reporting  periods.  The amendment  provided for an additional  $12.0 million of subordinated notes that have been issued by Quest Cherokee L.L.C. and the Term B Loan under the Credit Agreement was increased by an additional $5.0 million to a total of $125.0 million. Various other components of the Credit Agreement,
including   restrictions  on  capital  expenditures  were  amended.   Additional
information regarding the amendment to the Credit Agreement and the additional subordinated notes is contained in the Company's filings on Form 10-QSB for the quarter ended November 30, 2004 and the Form 8-K's filed on the18th and 22nd of February 2005.

Quest's primary activity is the exploration, production, and transportation of natural gas in a 1,000 square mile region of southeastern Kansas and northeastern Oklahoma that is served by its approximate 1,000 mile gas pipeline network. For more information, visit the Quest website at www.qrcp.net.

Opinions, forecasts, projections or statements other than statements of historical fact, are forward looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission. You can find Quest's filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.